Exhibit 99.1

For Immediate Release

COLEMAN CABLE, INC. COMMENCES TENDER OFFER FOR ALL SHARES OF TECHNOLOGY RESEARCH CORPORATION

TRC Shareholders to Receive $7.20 Per Share In Cash

Waukegan, IL and Clearwater, FL – April 12, 2011 – Coleman Cable, Inc. (Nasdaq: CCIX) (“Coleman”), a leading manufacturer and innovator of electrical and electronic wire and cable products, and Technology Research Corporation (Nasdaq: TRCI) (“TRC”), a recognized leader in providing cost-effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products, today announced that Coleman has commenced a tender offer to acquire all of the outstanding shares of TRC for $7.20 per share in cash (the “Offer”). The Offer is being made pursuant to the terms of the previously announced definitive merger agreement (the “Agreement”) entered into between Coleman and TRC on March 28, 2011.

Upon the successful closing of the Offer, shareholders of TRC will receive $7.20 in cash for each share of the common stock of the Company tendered in the Offer, without interest and less any applicable withholding taxes. Following completion of the tender offer, pursuant to the terms of the Agreement, Coleman will acquire any of the TRC common shares not tendered in the tender offer through a merger transaction in which the remaining shares of TRC are converted into a right to receive the same consideration per share as paid in the Offer.

Today, Coleman is filing with the Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. In addition, TRC is filing with the SEC today a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of TRC’s Board of Directors that the shareholders of TRC tender their shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to the satisfaction of certain conditions set forth in the Agreement, including there being validly tendered and not withdrawn that number of shares of TRC common stock that, together with all other shares owned by Coleman, represents a majority of the total number of outstanding shares of common stock of TRC on a fully diluted basis, and other customary conditions.

The Offer is scheduled to expire at 12:00 Midnight, New York City time, on Friday, May 13, 2011, unless otherwise extended.

As contemplated by the Agreement, TRC, with the assistance of its independent advisors, will solicit superior proposals from third parties until May 11, 2011. TRC does not anticipate disclosing any developments regarding this process unless and until its Board of Directors makes a decision with respect to a potential superior proposal. There is no assurance that this process will result in a superior proposal. Coleman will terminate its tender offer if TRC accepts a superior proposal and terminates the merger agreement in accordance with its terms.

Copies of the offer to purchase, letter of transmittal and other related materials, including the Solicitation/Recommendation Statement, are available free of charge from D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 848-2998 (toll-free). The Depositary for the Offer is BNY Mellon Shareowner Services.

Advisors

William Blair & Company, L.L.C. is acting as financial advisor, Winston & Strawn LLP is acting as legal advisor and Gunster is acting as Florida counsel to Coleman. Hyde Park Capital is acting as financial advisor and Hill, Ward & Henderson, P.A. is acting as legal advisor to TRC. Houlihan Lokey also provided financial advice to TRC’s Board of Directors with respect to the transaction.

About Coleman Cable, Inc.

Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States. For more information, please visit www.colemancable.com.

About Technology Research Corporation

Technology Research Corporation is a recognized leader in providing cost-effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on its proven ground fault sensing and Fire Shield® technology. These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide. TRC also supplies power monitors and control equipment to the United States Military and its prime contractors. More information is available at www.trci.net.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

This press release is not an offer to purchase or a solicitation of an offer to sell securities of TRC. In connection with the tender offer, Coleman is mailing to TRC shareholders an offer to purchase and related materials and TRC is mailing to its shareholders a solicitation/recommendation statement. Coleman will file its offer to purchase with the Securities and Exchange Commission (the “SEC”) on Schedule TO, and TRC will file its solicitation/recommendation statement with the SEC on Schedule 14D-9. TRC shareholders are urged to read these materials carefully when they become available, since they will contain important information, including terms and conditions of the offer. TRC shareholders may obtain a free copy of these materials (when they become available) and other documents filed by Coleman or TRC with the SEC at the website maintained by the SEC at www.sec.gov. These materials also may be obtained (when they become available) for free by contacting D.F. King & Co., Inc., the information agent for the tender offer, at (800) 848-2998 (toll free).

Media / Investor Contacts

For Coleman Cable, Inc.

Coleman Cable, Inc.

Richard N. Burger

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

(847) 672-2300

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel / Tim Lynch

(212) 355-4449

DF King & Co., Inc.

Tom Long

(212) 493-6920

Toll Free

(800) 848-2998

For Technology Research Corporation Technology Research Corporation Robert D. Woltil Chief Financial Officer (727) 812-0551